IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

IMAGIS 2001 OPTION PLAN

Vancouver, BC, Canada, March 7, 2001: (OTCBB: "IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. ("Imagis") announces that it has adopted a new stock option plan (the "Plan") pursuant to which Imagis may grant a maximum of 2,381,960 shares under option. The Plan was approved by the shareholders at Imagis' annual general meeting held on June 23, 2000 and the Canadian Venture Exchange ("CDNX") accepted the Plan for filing on March 1, 2001.

The Plan will terminate when all of the options hae been granted or when the Plan is otherwise terminated by Imagis. Any options outstanding when the Plan is terminated will remain in effect until they are exercised or they expire. The Plan provides that stock options can be issued to directors, senior officers, employees, full-time dependent contractors, part-time dependent contractors and consultants of Imagis or any of its affiliates or subsidiaries or to employees of companies providing management or administrative services to Imagis. The Plan further provides that it is solely within the discretion of the Board to determine who should receive options and in what amounts.

Options granted under the Plan will be for a term not to exceed 5 years from the date of their grant. The options will be non-assignable except that they will be exercisable by the personal representative of the option holder in the event of the option holder's death. The options granted under the terms of the Plan will be exercisable at a price that is not less than the Discounted Market Price, as that term is defined in the policies of the CDNX.

Imagis will not issue shares pursuant to options granted under the Plan until the shares have been fully paid for. Imagis will not provide financial assistance to option holders to assist them in exercising their options.

All existing options will be governed under the terms of the Plan. As of the date of this release, there are a total of 1,483,999 options governed by the Plan.

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.ImagisTechnologies.com/

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Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca